EXHIBIT 5.1

------------------------------------------------------ 100 North City Parkway, Suite 1750 Las Vegas, NV 89106-4617 TEL 702.471.7000 FAX 702.471.7070 www.ballardspahr.com

September 1, 2017

Loop Industries, Inc.

480 Fernand Poitras

Terrebonne, Quebec, Canada, J6Y 1Y4

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Nevada counsel to Loop Industries, Inc., a Nevada corporation (the “Corporation”), in connection with the Corporation’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) on the date referenced above under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (a) an aggregate of 3,000,000 shares (the “Plan Shares”) of the Corporation’s common stock, $0.0001 par value per share (the “Common Stock”), issuable pursuant to the Loop Industries, Inc. 2017 Equity Incentive Plan (the “Plan”); and (b) an aggregate of 1,924,952 shares of Common Stock (the “Warrant Shares,” and, together with the Plan Shares, the “Shares”), issuable pursuant to those certain warrant agreements listed in Annex I attached hereto (the “Warrant Agreements”).

We have examined the following documents: (a) the Articles of Incorporation of the Corporation, as filed with the Nevada Secretary of State on March 11, 2010, as amended to the date hereof; (b) the By-laws of the Corporation, dated as of October 28, 2010; (c) the Plan; (d) the Warrant Agreements; and (e) the Registration Statement. We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Corporation and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinion hereinafter set forth.

The opinion expressed below is based on the assumption that the Registration Statement filed by the Corporation with the Commission will have become effective before any of the Shares are issued, and that persons acquiring the Shares will do so strictly in accordance with the terms of the Plan and the Warrant Agreements and will receive a prospectus containing all the information required by Part I of the Registration Statement before acquiring such Shares.

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Loop Industries, Inc.

September 1, 2017

On the basis of the foregoing, and subject to the qualifications, assumptions, and limitations set forth herein, we are of the opinion that (1) the Plan Shares issuable in connection with the Plan have been duly authorized and, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable; and (2) the Warrant Shares issuable in connection with the Warrant Agreements have been duly authorized and, when issued in accordance with the terms and conditions of the Warrant Agreements, will be validly issued, fully paid and nonassessable.

This opinion is limited to the present laws of the State of Nevada. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules and regulations or requirements of any county, municipality or subdivision or other local authority of any jurisdiction.

We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in fact or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the sole use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ballard Spahr LLP

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ANNEX I

Warrant Agreements:

1.	The Warrant, for Nuno DaSilva to purchase 130,000 shares of Common Stock of the Corporation (of which 130,000 shares remain issuable as of the date hereof), dated as of December 1, 2015;

2.	The Warrant, for Susan Khouloujian to purchase up to 150,000 shares of Common Stock of the Corporation (of which 125,000 shares remain issuable as of the date hereof), dated as of December 1, 2015, as amended by that certain Warrant Amending Agreement, dated as of August 10, 2017;

3.	The Warrant, for Alexis Vouitsis to purchase 400,000 shares of Common Stock of the Corporation (of which 377,452 shares remain issuable as of the date hereof), dated as of December 1, 2015, as amended by that certain Warrant Amending Agreement, dated as of August 10, 2017;

4.	The Warrant, for Jocelyn Proulx to purchase 200,000 shares of Common Stock of the Corporation (of which 200,000 shares remain issuable as of the date hereof), dated as of December 1, 2015, as amended by that certain Warrant Amending Agreement, dated as of August 10, 2017;

5.	The Warrant, for Cesar Contla to purchase 75,000 shares of Common Stock of the Corporation (of which 12,500 shares remain issuable as of the date hereof), dated as of June 1, 2016;

6.	The Stand-Alone Compensatory Warrant Agreement, for D. Jennifer Rhee to purchase up to 400,000 shares of Common Stock of the Corporation (of which 400,000 shares remain issuable as of the date hereof), dated as of April 03, 2017;

7.	The Stand-Alone Compensatory Warrant Agreement, for D. Jennifer Rhee to purchase up to 150,000 shares of Common Stock of the Corporation (of which 150,000 shares remain issuable as of the date hereof), dated as of April 03, 2017;

8.	The Stand-Alone Compensatory Warrant Agreement, for Giovanni Catino to purchase up to 380,000 shares of Common Stock of the Corporation (of which 380,000 shares remain issuable as of the date hereof), dated as of August 28, 2017;

9.	The Stand-Alone Compensatory Warrant Agreement, for Martin Hillcoat to purchase up to 100,000 shares of Common Stock of the Corporation (of which 100,000 shares remain issuable as of the date hereof), dated as of August 28, 2017; and

10.	The Stand-Alone Compensatory Warrant Agreement, for Martin Hillcoat to purchase up to 50,000 shares of Common Stock of the Corporation (of which 50,000 shares remain issuable as of the date hereof), dated as of August 28, 2017.

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